September 18, 2009	FOR IMMEDIATE RELEASE

Media Contact: Tania Kelley
7250 Redwood Blvd., Suite 200, Novato, CA 94945
Phone: 800-966-4354, 415-899-1555

Hennessy Advisors, Inc. Acquires SPARX Japan Funds;
Launches First International Products

Novato, CA  -  September 18, 2009 ― Hennessy Advisors, Inc. (OTCBB:HNNA) today announced that it has closed a deal with SPARX Investment & Research, USA, Inc. to acquire the assets related to the management of the SPARX Japan Fund and SPARX Japan Smaller Companies Fund. The acquisition represents approximately $74 million in assets.

Effective today, Hennessy Advisors will manage the SPARX Funds and they have been renamed the Hennessy Select SPARX Japan Fund and Hennessy Select SPARX Japan Smaller Companies Fund. Hennessy Advisors has retained SPARX Asset Management Co., Ltd., located in Tokyo, as the Funds’ sub-advisor to manage the portfolios of the two funds.

“We are pleased to welcome the SPARX shareholders and the SPARX Asset Management team to the Hennessy Funds Select Series family.  We believe this partnership will offer our new shareholders outstanding US-based customer service and business management, while maintaining strong and focused Japan-based portfolio management,” said Neil Hennessy, Chairman, CEO and President of Hennessy Advisors, Inc. “We are excited to have entered the Japanese investment market and believe the Nikkei is poised for sustainable growth. Valuations for Japanese stocks remain at historically low levels, and we believe that many Japanese companies are uniquely well positioned to exploit future growth opportunities in Asia,” he commented.

“We are aggressively building our Select Series of funds and are pleased to now offer international products to our investors,” said Kevin Rowell, President of Hennessy Funds. “We are thrilled to be working with such a well respected and talented asset manager. SPARX epitomizes the type of highly qualified category experts we employ as sub-advisors for our Select Funds,” he added.

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment advisor to an entire family of mutual funds. Hennessy Advisors, Inc. is committed to their time-tested stock selection strategies, disciplined money management approach and superior service to shareholders.

About SPARX Asset Management Co., Ltd.

SPARX Asset Management Co., Ltd. is a wholly owned subsidiary of SPARX Group Co., Ltd., a publicly traded asset manager based in Tokyo, Japan. Since its founding in 1989, SPARX has grown into one of the largest and most experienced Asia-based asset management specialists. SPARX’s extensive experience in Japan and throughout Asia over the past two decades offers investors keen insights into opportunities throughout the region.

Additional Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful prior to registration under the applicable securities laws.

Mutual fund investing involves risk.  Principal loss is possible.  The Hennessy Select SPARX Funds invest in small and medium-capitalization companies, which tend to have limited liquidity and greater price volatility than large-capitalization companies. Investments in foreign securities involve greater volatility and political, economic and currency risk and differences in accounting methods.

The Funds’ investment objectives, risks, charges and expenses must be considered carefully before investing. The prospectus contains this and other important information about the investment company, and it may be obtained by calling 800-966-4354, or visiting www.hennessyfunds.com. Please read it carefully before you invest or send money.

The Nikkei is an index of 225 leading stocks traded on the Tokyo Stock Exchange. The Hennessy Funds are distributed by Quasar Distributors, LLC.